Exhibit 4.1


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
                                     OF
                          AMCON DISTRIBUTING COMPANY

     Pursuant to Sections 103(f) and 151 of the General Corporation Law
                            of the State of Delaware

The undersigned, AMCON Distributing Company, a Delaware corporation (the "Corporation"), does hereby adopt the following Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock:

AMCON Distributing Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly approved and adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article IV of the Certificate of Incorporation, there is hereby created and authorized out of the authorized but unissued shares of the capital stock of the Corporation, 80,000 shares of a series of preferred stock to be designated Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:

Section 1. Certain Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated:

    "Authorization Trigger Date" shall have the meaning set forth in Section
5(m).

    "Change of Control of the Corporation" means any of the following: (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") (other than the Corporation or its subsidiaries) for shares of Common Stock pursuant to which purchases are made of securities representing at least fifty percent (50%) of the total combined voting power of the then issued and outstanding Voting Stock of the Corporation; (B) the merger or consolidation of the Corporation with, or the sale or disposition of all or substantially all of the assets of the Corporation to, any Person other than (a) a merger or consolidation which would result in the Voting Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving or parent entity) fifty percent (50%) or more of the total combined voting power of the Voting Stock of the Corporation or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing fifty percent (50%) or more of the total combined voting power of the Voting Stock of the Corporation outstanding immediately after such merger or consolidation; (C) if, at any time within a two-year period following the acquisition by any Person of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Corporation representing forty percent (40%) or more of the total combined voting power of the then issued and outstanding Voting Stock of the Corporation, the persons who at the time of such acquisition constitute the Board of Directors cease for any reason whatsoever to constitute a majority of the Board of Directors; (D) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Corporation representing fifty percent (50%) or more of the outstanding Voting Stock of the Corporation by any person or group of persons acting in concert; or (E) the approval by the shareholders of the Corporation of any plan or proposal for the complete liquidation or dissolution of the Corporation or for the sale of all or substantially all of the assets of the Corporation.

    "Common Stock" means shares of the common stock, par value $.01 per share, of the Corporation.

    "Conversion Date" shall have the meaning set forth in Section 5(b).

    "Conversion Price" at any time of determination, shall mean the conversion price determined pursuant to Section 5(c).

    "Conversion Shares" shall mean shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to Section 5.

    "Corporate Change" shall have the meaning set forth in Section 5(j).

    "Current Market Price" shall have the meaning set forth in Section 5(i).

    "Delivery Period" shall have the meaning set forth in Section 5(d).

    "Dividend Payment Date" shall have the meaning set forth in Section 2(a).

    "Dividend Period" shall have the meaning set forth in Section 2(a).

    "DTC" means the Depository Trust Company.

    "DTC Transfer" shall have the meaning set forth in Section 5(f).

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    "Final Redemption Date" shall have the meaning set forth in Section 4(d).

    "Issue Date" shall mean the date the shares of Series C Preferred Stock in question are issued by the Corporation.

    "Junior Stock" means the Common Stock and any other class or series of securities of the Corporation (i) not entitled to receive any distributions unless all distributions required to have been paid or declared and set apart for payment on the Series C Preferred Stock shall have been so paid or declared and set apart for payment, (ii) not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series C Preferred Stock shall have received the entire amount to which such shares are entitled upon such liquidation, dissolution or winding up, and (iii) not entitled to redemption until the Series C Preferred Stock shall have been redeemed in full.

    "Liquidation Preference" shall mean $25.00 per share of the Series C Preferred Stock.

    "Parity Stock" means, (i) shares of Series A Preferred Stock, (ii) shares of Series B Preferred Stock, (iii) any class or series of securities of the Corporation entitled to receive payment of dividends on a parity with the Series C Preferred Stock and (iv) any class or series of securities of the Corporation entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series C Preferred Stock.

    "Redemption Agent" shall have the meaning set forth in Section 4(c).

    "Redemption Amount" shall have the meaning set forth in Section 6(b).

    "Redemption Announcement" shall have the meaning set forth in Section
6(a).

    "Redemption Date" shall have the meaning set forth in Section 4(b).

    "Redemption Event" shall have the meaning set forth in Section 6(a).

    "Redemption Notice" shall have the meaning set forth in Section 6(a).

    "Redemption Price" shall mean the per share price to be paid upon redemption of the Series C Preferred Stock, which shall equal (a) for the period from March 4, 2008 to March 3, 2009, 112% of the Liquidation Preference, (b) for the period from March 4, 2009 to March 3, 2010, 111% of the Liquidation Preference, (c) for the period from March 4, 2010 to March 3, 2011, 110% of the Liquidation Preference, (d) for the period from March 4, 2011 to March 3, 2012, 109% of the Liquidation Preference, (e) for the period from March 4, 2012 to March 3, 2013, 108% of the Liquidation Preference, (f) for the period from March 4, 2013 to March 3, 2014, 107% of the Liquidation Preference, (g) for the period from March 4, 2014 to March 3, 2015, 106% of the Liquidation Preference, (h) for the period from March 4, 2015 to March 3,

2016, 105% of the Liquidation Preference, (i) for the period from March 4, 2016 to March 3, 2017, 104% of the Liquidation Preference, (j) for the period from March 4, 2017 to March 3, 2018, 103% of the Liquidation Preference, (k) for the period from March 4, 2018 to March 3, 2019, 102% of the Liquidation Preference, (l) for the period from March 4, 2019 to March 3, 2020, 101% of the Liquidation Preference, and (m) after March 4, 2020, the Liquidation Preference, plus in each case accrued and unpaid dividends to and including the Redemption Date.

    "Reserved Amount" shall have the meaning set forth in Section 5(m).

    "Senior Stock" means any (i) class or series of securities of the Corporation ranking senior to the Series C Preferred Stock in respect of the right to receive payment of distributions and (ii) any class or series of securities of the Corporation ranking senior to the Series C Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

    "Voluntary Conversion Notice" shall have the meaning set forth in Section 5(a).

    "Voting Stock of the Corporation" means shares of stock of the Corporation of any class that votes generally in the election of directors.

    "Wright Family" means William Wright (Chairman of the Board and Chief Executive Officer of the Corporation at the date of this Certificate of Designation), any lineal ascendant or descendant (including by way of adoption) of William Wright, any spouse of any of the foregoing persons, any trust established by any of the foregoing persons and any corporation, partnership, limited liability company or other entity that is controlled, directly or indirectly, by one or more of the foregoing persons or trusts.

Section 2. Dividends.

    a. Subject to the prior preferences and other rights of any Senior Stock, the holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends in an amount equal to 6% per annum of the Liquidation Preference per share calculated on the basis of a 365-day year. Such dividends shall be payable only in cash, shall be cumulative from the Issue Date and shall be payable in arrears, when, as and if declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on March 31, 2006 The period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." For purposes hereof, the rights of holders of the Series C Preferred Stock to payment of such dividends shall rank pari passu with any other shares of Parity Stock then outstanding.

    b. Dividends on any shares of Series C Preferred Stock shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) on and from the Issue Date. No interest shall be payable with respect to any dividends that are in arrears.


    c. Each such dividend shall be paid to the holders of record of the Series C Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" for any Dividend Period means the date that is fifteen (15) days prior to the Dividend Payment Date for such Dividend Period, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid, together with any accrued but unpaid dividends thereon to and including the date of payment, at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

    d. Whenever dividends payable on shares of Series C Preferred Stock shall not have been paid in full, in an aggregate amount equal to two full quarterly dividends on such shares of Series C Preferred Stock then outstanding, the number of directors then constituting the Board of Directors of the Corporation shall automatically be increased by one, and the holders of such shares of Series C Preferred Stock shall have, in addition to the right to elect one director pursuant to Section 7, the exclusive and special right, voting separately as a class, to elect the director to fill such newly created directorship; provided, however, that in no event shall the holders of such shares of Series C Preferred Stock voting separately as a class as aforesaid have the right to elect more than one director pursuant to this
Section 2(d). Whenever such right of the holders of such shares of Series C Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of such shareholders, which special meeting shall be called by the Board of Directors of the Corporation, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of such shares of Series C Preferred Stock, voting separately as a class to elect a member of the Board of Directors of the Corporation as aforesaid, shall continue until such time as all dividends accumulated on such shares of Series C Preferred Stock to the Dividend Payment Date next preceding the date of any such determination have been paid in full, or declared and set apart in trust for payment, at which time the special rights of the holders of such shares of Series C Preferred Stock to vote separately as a class for the election of a director shall terminate (subject to revesting in the event of each and every subsequent failure to make dividend payments in an aggregate amount equal to two full quarterly dividends as above provided), and the number of directors constituting the Board of Directors shall be automatically reduced.

    e. So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on Junior Stock (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) or redeem or otherwise acquire any Junior Stock for any consideration (including any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such stock), except by conversion into or exchange for Junior Stock, unless in each case the full cumulative dividends on all outstanding shares of the Series C Preferred Stock and any other Parity Securities have been paid or set apart for payment for all past and current Dividend Periods with respect to the Series C Preferred Stock and all past and current dividend periods with respect to such Parity Securities.

Section 3. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series C Preferred Stock shall be entitled to be paid the Liquidation Preference of all outstanding shares of the Series C Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued but unpaid dividends, if any, to such date, and no more. The Corporation shall make such payment in cash. If such payment shall have been made in full to the holders of the Series C Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series C Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series C Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

Section 4.  Optional Redemption by the Corporation.

    a. The Series C Preferred Stock shall not be redeemed in whole or in part on or prior to March 3, 2008, except as provided in Section 6 hereof. After March 3, 2008, the Corporation may, at its option, redeem in cash at any time, in whole or in part, the Series C Preferred Stock at the Redemption Price per share. If less than all the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to this Section 4, the shares to be redeemed shall be determined by lot or in such other manner as the Board of Directors of the Corporation may prescribe and which it deems appropriate.

    b. Notice of redemption of the Series C Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series C Preferred Stock at their respective addresses as they shall appear on the records of the Corporation, not less than 10 days nor more than 30 days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the Redemption Date, (ii) stating the date on which the shares cease to be convertible (which date shall be the same date as the Redemption Date) and the Conversion Price, (iii) the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iv) stating the name and address of any Redemption Agent selected by the Corporation in accordance with Section 4(c) below, and the name and address of the Corporation's transfer agent for the Series C Preferred Stock. The Corporation may act as the transfer agent for the Series C Preferred Stock.

    c. The Corporation may act as the redemption agent to redeem the Series C Preferred Stock. The Corporation may also appoint as its agent for such purpose its transfer agent for Common Stock or a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least $100,000,000, and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America or of any jurisdiction thereof, having an office or offices in The City of New York, New York, or such other place as shall have been designated by the Corporation, and having capital, surplus and undivided profits aggregating at least $100,000,000. The Corporation, its transfer agent for Common Stock or such bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series C Preferred Stock so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

    d. If notice of redemption shall have been given as provided above, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this Certificate of Designation until and including the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this Certificate of Designation until and including the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series C Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receipt of amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent by the Corporation shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two years from the Redemption Date or the Final Redemption Date, as applicable, shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

    e. In the event that the Series C Preferred Stock and any Parity Stock are each the subject of redemption and the total amount of funds legally available for redemption is insufficient to redeem both the Series C Preferred Stock and such Parity Stock, then the Series C Preferred Stock and the shares of such Parity Stock shall be redeemed ratably based on the aggregate redemption amount payable with respect to the shares of Series C Preferred Stock and the shares of the Parity Stock then redeemable.

Section 5. Conversion Rights. The Series C Preferred Stock shall be convertible into Common Stock as follows:

    a. Conversion at Holder's Option. The holder of any shares of the Series C Preferred Stock shall have the right at such holder's option, at any time and from time to time following the Issue Date and without the payment of any additional consideration, to convert any or all of such shares of the Series C Preferred Stock into fully paid and nonassessable shares of Common Stock at the applicable Conversion Price (as provided in Section 5(c) below) in effect on the Conversion Date (as provided in Section 5(d) below) upon the terms hereinafter set forth. The holder of any shares of the Series C Preferred Stock may exercise the conversion right specified in this Section 5(a) by surrendering or causing to be surrendered to the Corporation or any transfer agent of the Corporation the certificate or certificates representing the shares of the Series C Preferred Stock to be converted, accompanied by written notice (the "Voluntary Conversion Notice") specifying the number of such shares to be converted.

    b. Status as Stockholder. As of the close of business on the date when delivery of a Voluntary Conversion Notice by a holder of Series C Preferred Stock is made to the Corporation (the "Conversion Date") (i) the shares covered thereby shall be deemed converted into shares of Common Stock and
(ii) the holder's rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive such Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

    c. Number of Shares. In the event of a conversion pursuant to Section 5(a) above, each share of the Series C Preferred Stock so converted shall be converted into such number of shares of Common Stock as is determined by dividing (x) $25 by (y) the Conversion Price in effect on the Conversion Date. The initial Conversion Price shall be $13.62 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment in order to adjust the number of shares of Common Stock into which the Series C Preferred Stock is convertible, as hereinafter provided.

    d. Mechanics of Conversion. The Corporation shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon conversion unless certificates representing the shares of Series C Preferred Stock, endorsed directly or through stock powers to the Corporation or in blank and accompanied when appropriate with evidence of the signatory's authority, are delivered to the Corporation or any transfer agent of the Corporation. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series C Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series C Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory's authority with respect thereto as deemed appropriate by the Corporation or its transfer agent and such certificate shall be endorsed directly or through stock powers to the Corporation or in blank. Not less than five business days after the Conversion Date (the "Delivery Period"), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion, and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in Section 5(e). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of the Series C Preferred Stock representing the unconverted portion of the certificate so surrendered. The Corporation shall pay on any Conversion Date the accrued and unpaid dividends to and including such date on all shares of Series C Preferred Stock to be so converted.

    e. Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series C Preferred Stock.
If more than one share of the Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.

    f. Delivery of Uncertificated Shares of Common Stock Upon Conversion. Notwithstanding the provisions of Section 5(d), if the Corporation's transfer agent is participating in DTC's Fast Automated Securities Transfer program, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon such conversion to the holder or the holder's designee by crediting the account of the holder or the holder's designee, or its respective nominee, with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver in accordance with Section 5(d) to the holder or the holder's designee physical certificates representing the Common Stock issuable upon such conversion.

    g. Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 5(d) or (f), as applicable. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation and the holder shall submit the disputed calculations to an independent outside accountant. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 5(d) or (f), as applicable.

    h. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

        i. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, or (iv) take similar action, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, reclassification or other similar action shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such shares of Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

        ii. Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Corporation or any subsidiary or (iii) of assets (other than cash dividends), or (iv) of rights or warrants, in each case the Conversion Price in effect immediately prior thereto shall be adjusted to a price determined by multiplying the then current Conversion Price by a fraction, of which (1) the numerator shall be an amount equal to the difference resulting from (A) the Current Market Price as of such record date less (B) the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of said shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to be so distributed, and (2) the denominator shall be the Current Market Price as of such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

        iii. Rounding of Calculations; Minimum Adjustment. All calculations under this Section 5(h) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 of more.


    i. Current Market Price. The "Current Market Price" at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending three trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is quoted on Nasdaq National Market, Nasdaq Small Cap or any comparable system, or, if the Common Stock is not traded on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

    j. Corporate Change. If there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than an event covered by Section 5(h) above or a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity), or (iii) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of the events referred to in clauses
(i), (ii) and (iii) above being a "Corporate Change"), then the holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (as determined by the Board of Directors in good faith) shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the economic value of the shares of Series C Preferred Stock is not diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.

    k. Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of the Series C Preferred Stock; provided that the Corporation shall not be required to pay any such taxes or any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series C Preferred Stock in respect of which such shares are being issued.

    l. No Impairment. The Corporation (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Series C Preferred Stock to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock on the conversion of the Series C Preferred Stock and (iii) will not issue any Common Stock or convertible securities or take any action which results in an adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such issuance or action upon the conversion or redemption of, or payment of all outstanding dividends on, all of the then outstanding shares of Series C Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation and available for the purposes of issuance upon such conversion or redemption or payment of such dividend.

    m. Reservation of Shares. The Corporation will at all times reserve and keep available, out of its authorized and unissued Common Stock or any other securities issuable upon conversion pursuant to Section 5(j) above solely for the purposes of issuance upon conversion of Series C Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of shares of Series C Preferred Stock, such number of shares of Common Stock or such other securities that shall be so issuable upon the conversion of all outstanding shares of Series C Preferred Stock (the "Reserved Amount"). All shares of Common Stock and other securities that shall be so issuable upon conversion of the Series C Preferred Stock shall, upon issuance, be duly and validly issued and fully paid and nonassessable. If the Reserved Amount for any ten consecutive trading days (the last of such ten trading days being the "Authorization Trigger Date") shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series C Preferred Stock, the Corporation shall immediately notify the holders of Series C Preferred Stock of such occurrence and shall immediately commence action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock and other securities) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock and other securities then issuable upon full conversion of all of the outstanding Series C Preferred Stock at the then current Conversion Price. Each holder of Series C Preferred Stock, by their acceptance thereof, agrees to vote in favor of any action necessary to increase the number of authorized shares of Common Stock and other securities. In the event the Corporation fails to so increase the Reserved Amount within 120 days after an Authorization Trigger

Date, each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Price, a number of the holder's shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock and other securities issuable upon conversion of such holder's shares of Series C Preferred Stock.

    n. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of Common Stock or any other securities issuable upon conversion pursuant to Section 5(j) above for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right (including, without limitation, making a dividend or other distribution of any rights under a stockholder rights plan (sometimes known as a "poison pill" plan), whether now existing or hereafter created), the Corporation shall mail to each holder of Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or warrant, and the amount and character of such dividend, distribution, right or warrant.

Section 6.  Redemption Due to Certain Events.

    a. Redemption by Holder. In the event (each of the events described in clauses (i), (ii), (iii) and (iv) below after expiration of the applicable cure period, if any, being a "Redemption Event"):

        i.  A Change of Control of the Corporation shall have occurred;

        ii. The Wright Family ceases to beneficially own (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934) twenty percent (20%) or more of the outstanding Voting Stock of the Corporation, computed on a fully diluted basis based on the then generally accepted accounting principles except that options to purchase Voting Stock shall be excluded from such computation;

        iii. the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

        iv. bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation and, if instituted against the Corporation by a third party, shall not be dismissed within 120 days of their initiation;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a "Redemption Notice") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series C Preferred Stock held by such holder for an amount per share equal to the Redemption Amount in effect at the time of the redemption hereunder. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series C Preferred Stock), the Corporation shall within two business days following such receipt deliver a written notice (a "Redemption Announcement") to all holders of Series C Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series C Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series C Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

    b. The "Redemption Amount" with respect to a share of Series C Preferred Stock means an amount equal to the Liquidation Preference (including accrued and unpaid dividends to and including the date the Corporation makes payment of the Redemption Amount).

    c. In the event that the Series C Preferred Stock and any Parity Stock are each the subject of redemption and the total amount of funds legally available for redemption is insufficient to redeem both the Series C Preferred Stock and such Parity Stock, then the Series C Preferred Stock and the shares of such Parity Stock shall be redeemed ratably based on the aggregate redemption amount payable with respect to the shares of Series C Preferred Stock and the shares of the Parity Stock then redeemable.

    d. In the event the Corporation is not able to redeem all of the shares of Series C Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

Section 7. Voting Right to Elect a Director. From and after March 21, 2006, the holders of the Series C Preferred Stock, voting or consenting, as the case may be, separately as a single class to the exclusion of all other classes and series of the Corporation's capital stock and with each share of Series C Preferred Stock entitled to one vote, shall be entitled to elect one director to the Corporation's Board of Directors ("Series C Director"). Jeremy W. Hobbs is hereby designated as the Series C Director elected by the holders of the Series C Preferred and he shall continue to serve in that capacity until such time as he resigns, is removed from office, dies or becomes disabled. The Series C Director may be removed at any time by vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock. If the holders of the Series C Preferred Stock for any reason fail to elect a person to fill the directorship to which they are otherwise entitled under this Section 7, such directorship shall remain vacant until such time as the holders of the Series C Preferred Stock elect a director to fill such directorship and such directorship shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. Any vacancy occurring because of the death, disability, resignation or removal of the Series C Director shall be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock.

Section 8. Rights Relating to Corporate and Management Structure. The Corporation shall implement a holding company structure (the "Structure") reasonably satisfactory to the holders of a majority of the Series C Preferred Stock pursuant to which the Corporation's various businesses will be owned by the Corporation (unless sold) but separated for management, operations, certain financing and other purposes. The Structure shall be functional immediately upon the Issue Date, with the legal form (including, without limitation, amendments to By-laws of the Corporation and its subsidiaries reasonably satisfactory to such holders to implement the Structure and the other provisions of this Section 8) to follow as soon as practicable. Upon the Issue Date the Corporation shall also create a holding company Office of the Chairman. Members of such Office will be William F. Wright as Chairman, Christopher H. Atayan as Vice Chairman and a Chief Financial Officer to be designated by the holders of a majority of the Series C Preferred Stock. Such members of the Office of the Chairman will be officers of the Corporation. Kathleen M. Evans, Eric J. Hinkefent and the new Chief Executive Officer of Hawaiian Natural Water Co., Inc., a subsidiary of the Corporation ("Hawaiian Springs") and their respective successors will report to the Office of the Chairman. Michael D. James will continue as Chief Accounting Officer and Chief SEC Compliance Officer of the Corporation and as Chief Financial Officer of the convenience store distribution business. Mr. James and his successor will report to the office of the Chairman. The Corporation shall use its reasonable best efforts (and cause its subsidiaries to use their respective reasonable best efforts) to fully implement and comply with the foregoing provisions and rights of the holders of a majority of the Series C Preferred Stock; provided, however, that anything in this Section 8 to the contrary notwithstanding, nothing contained in this Section 8 shall: (i) limit the discretion of the Board of Directors of the Corporation to elect or remove officers (or their successors) of the Corporation, amend the By-laws of the Corporation or otherwise manage the business and affairs of the Corporation; or (ii) create any employee or other rights of officers or employees of the Corporation or its subsidiaries or modify or affect any employee or severance agreement.

Section 9. Other Voting Rights. The holders of Series C Preferred Stock shall not be entitled to any voting rights except as provided in Section 2(d) or Section 7, above, and as required by law.

Section 10. No Preemptive Rights. The holders of Series C Preferred Stock shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation, now or hereafter authorized.

Section 11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 12.  Lost or Stolen Certificates.  Upon receipt by the Corporation of
(i) evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series C Preferred Stock, and (ii) (y) in the case of loss, theft or destruction, an indemnity, bond and/or other security reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new certificates representing shares of Series C Preferred Stock of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated certificate(s) if the holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

Section 13. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 14. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the holders thereof) upon the written consent of the holders of a majority of the Series C Preferred Stock, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

Section 15. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate of Designation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect.

Section 16. Status of Reacquired Shares. Shares of Series C Preferred Stock which have been issued and reacquired in any manner (including by conversion) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to Series C Preferred Stock and may be redesignated and reissued.

IN WITNESS WHEREOF, this Certificate of Designations has been duly executed by the undersigned this 6th day of March, 2006.

AMCON DISTRIBUTING COMPANY

By:  /s/ Michael D. James
     ----------------------
Name:  Michael D. James
Title: Vice President and
         Chief Financial Officer




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